NEWS RELEASE

FOR IMMEDIATE RELEASE

February 4, 2010

CAPITOL FEDERAL FINANCIAL

REPORTS FIRST QUARTER 2010 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended December 31, 2009.  Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, which will be filed with the Securities and Exchange Commission today and posted on our website, http://ir.capfed.com/sec.cfm.

Public share information is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Highlights for the quarter include:

•	net income of $21.0 million,

•	diluted earnings per common share of $0.29,

•	diluted earnings per public share of $0.99,

•	dividends paid of $0.79 per public share of which $0.29 represented a special year-end dividend for fiscal year 2009 earnings,

•	equity to total assets ratio of 11.2% at December 31, 2009,

•	tangible equity to assets ratio of 10.1% at December 31, 2009 for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing loans to total loans ratio of 0.60% at December 31, 2009.

On January 26, 2010, the board of directors declared a $0.50 per public share dividend to stockholders of record as of February 5, 2010, payable on February 19, 2010.

Financial Condition as of December 31, 2009

Total assets decreased slightly, from $8.40 billion at September 30, 2009 to $8.37 billion at December 31, 2009.  During the quarter, the Bank swapped $194.8 million of originated fixed-rate mortgage loans with the Federal Home Loan Mortgage Corporation (“FHLMC”) for mortgage-backed securities (“MBS”) (“loan swap transaction”).  The MBS received in the transaction were classified as trading securities and were sold at a gain of $6.5 million.  Proceeds from the sale were reinvested into investment securities with terms shorter than that of the mortgage loans swapped.  The Bank did this in order to shorten the average life of its assets in an effort to reduce future interest rate risk sensitivity.

The balance of our non-performing loans, which are primarily one- to four-family loans, increased $1.6 million from $30.9 million at September 30, 2009 to $32.5 million at December 31, 2009.  Our non-performing loans continue to remain at low levels relative to the size of our loan portfolio.  Our ratio of non-performing loans to total loans increased from 0.55% at September 30, 2009 to 0.60% at December 31, 2009.  At December 31, 2009, our allowance for loan losses was $12.2 million or 0.23% of the total loan portfolio and 38% of total non-performing loans.  This compares with an allowance for loan losses of $10.2 million or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009.

Stockholders’ equity remained relatively flat, from $941.3 million at September 30, 2009 to $942.0 million at December 31, 2009.  During the quarter, $16.7 million of dividends, or $0.79 per public share, were paid to stockholders, which included $6.1 million, or $0.29 per public share, related to the special dividend paid in December 2009.

On January 26, 2010, the board of directors approved a new stock purchase plan.  Under the new plan, the Company intends to repurchase up to 250,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market and other transactions. The shares would be held as treasury stock for general corporate use.  The plan has no expiration date.  All 54,590 shares left to be purchased in the existing stock repurchase plan at December 31, 2009 were acquired by the Company during January 2010 at an average price of $31.64 per share.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of December 31, 2009, the Bank exceeded all capital requirements of the OTS.  The following table presents the Bank’s regulatory capital ratios at December 31, 2009 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	10.1%	N/A
Tier I (core) capital	10.1%	5.0%
Tier I (core) risk-based capital	23.8%	6.0%
Total risk-based capital	24.0%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of December 31, 2009 is as follows (dollars in thousands):

Total equity as reported under GAAP	$876,290
Unrealized gains on available-for-sale securities	(30,875)
Other	(456)
Total tangible and core capital	844,959
Allowance for loan losses(1)	8,180
Total risk based capital	$853,139

(1)This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are net with the related loan balance on the Thrift Financial Report and are therefore not include in this amount.

Results of Operations for the Quarter Ended December 31, 2009

Net income for the quarter ended December 31, 2009 was $21.0 million compared to $15.9 million for the same period in the prior fiscal year.  The $5.1 million increase in net income between periods was primarily a result of a decrease in interest expense of $10.1 million and an increase in other income of $6.5 million, partially offset by a decrease in interest income of $6.4 million, an increase in the provision for loan losses of $2.6 million and an increase in income tax expense of $1.8 million.

Total interest and dividend income for the current quarter was $98.9 million compared to $105.3 million for the prior year quarter.  The $6.4 million decrease was primarily a result of decreases in interest income on MBS of $5.6 million and loans receivable of $2.2 million due to a decrease in the average yield of both portfolios, partially offset by an increase in interest income on investment securities of $1.2 million due to an increase in the average balance of the investment securities portfolio.

Interest expense decreased $10.1 million to $54.0 million for the current quarter from $64.1 million for the prior year quarter.  The decrease in interest expense was primarily due to a decrease of $4.7 million in interest expense on each of Federal Home Loan Bank (“FHLB”) advances and deposits.  The $4.7 million decrease in interest expense on FHLB advances was primarily a result of the refinance of $875.0 million of FHLB advances during the second and third quarters of fiscal year 2009.  The $4.7 million decrease in interest expense on deposits was due to a decrease in the rate on the entire deposit portfolio, primarily the certificate of deposit and money market portfolios, due to the portfolios repricing to lower market rates.

The Bank recorded a provision for loan losses of $3.1 million during the current quarter, compared to a provision of $549 thousand in the quarter ended December 31, 2008.  The increased provision for loan losses primarily reflects adjustments to the level of certain qualitative factors in our general valuation allowance model to account for lingering negative economic conditions.

Total other income was $13.1 million for the current quarter compared to $6.6 million for the prior year quarter.  The $6.5 million increase was due primarily to a gain on the sale of trading MBS of $6.5 million.  The trading MBS were acquired in the loan swap transaction that occurred during the quarter.

Management's Discussion of Dividends

We strive to enhance stockholder value while maintaining a strong capital position.  We continue to provide returns to stockholders through our dividend payments.  On January 26, 2010, the board of directors declared a dividend of $0.50 per share which will be paid on February 19, 2010 to stockholders of record as of February 5, 2010.  Due to Capitol Federal Savings Bank MHC's (“MHC”) waiver of dividends, the dividend of $0.50 per share will be paid only on public shares, except as needed for continuing operations of MHC.

.

Our cash dividend payout policy is continually reviewed by management and the board of directors.  Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by MHC.  It is expected that MHC will continue to waive future dividends, subject to regulatory limitations, except to the extent dividends are needed to fund its continuing operations.  At December 31, 2009, Capitol Federal Financial, at the holding company level, had $107.9 million in deposit accounts held at the Bank, available to further the Company's general corporate and capital management strategies, which could include the payment of dividends.

The Company has a relatively unique corporate structure; therefore, reporting of certain information under GAAP is not necessarily reflective of the process considered by the board of directors in connection with its dividend policy.  The earnings per share amounts in the following table are presented in accordance with GAAP.  Included in the GAAP earnings per share calculations are the average shares held by MHC.

The following is a reconciliation of the basic and diluted earnings per share calculations.

	For the Three Months Ended
	December 31,
	2009	2008
(in thousands, except share and per share data)
Net income	$20,980	$15,852
Less: income allocable to unvested RRP awards	(4)	(5)
Net income available to common stockholders	$20,976	$15,847

Average common shares outstanding	73,266,128	73,062,337
Average unvested RRP shares outstanding	14,328	22,428
Average committed ESOP shares outstanding	548	548
Total basic average common shares outstanding	73,281,004	73,085,313

Effect of dilutive stock options	5,833	90,443

Total diluted average common shares outstanding	73,286,837	73,175,756

Net earnings per share:
Basic	$0.29	$0.22
Diluted	$0.29	$0.22

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings per share available to be paid out through dividends to the Company’s public stockholders.  The following table is presented to provide a better understanding of the information the board of directors reviews when considering the amount of dividends to declare.  The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation.  The following information is not presented in accordance with GAAP.

	Three Months Ended
	December 31,
	2009	2008
(Dollars in thousands, except per share amounts)

Net income	$20,980	$15,852

Less: income allocable to unvested RRP awards	(4)	(5)
Net income available to common stockholders	$20,976	$15,847

Total basic average common shares outstanding	73,281,004	73,085,313
Average shares held by MHC	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public stockholders	21,088,187	20,892,496

Effect of dilutive stock options	5,833	90,443
Total adjusted diluted average shares
held by public stockholders	21,094,020	20,982,939

Net earnings per share, available
to public stockholders:
Basic	$0.99	$0.76
Diluted	$0.99	$0.76

The following table shows the number of shares eligible to receive dividends at December 31, 2009.  MHC has waived its right to dividends, except as needed for continuing operations.

Total voting shares outstanding at September 30, 2009	74,099,355
Treasury stock acquisitions	(75,778)
RRP grants	--
Options exercised	--
Total voting shares outstanding at December 31, 2009	74,023,577
Unvested shares in ESOP	(806,556)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at December 31, 2009 (public shares)	21,024,204

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 44 branch locations in Kansas, ten of which are in-store branches.  Capitol Federal Savings Bank employs 688 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com